UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GETTY REALTY CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

GETTY REALTY CORP.

TWO JERICHO PLAZA, WING C, STE. 110, JERICHO, NEW YORK 11753

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2015

To the Stockholders of GETTY REALTY CORP.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Getty Realty Corp., a Maryland corporation, will be held at JP Morgan Chase & Co., 277 Park Avenue, 17th Floor Conference Center, New York, NY 10172 on May 12, 2015 at 3:30 p.m., for the following purposes:

(1)	To elect a Board of six directors to hold office until our 2016 annual meeting and until their successors are elected and qualified.

(2)	To hold an advisory vote to approve named executive officer compensation.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 16, 2015 are entitled to notice of and to vote at this meeting or any adjournments or postponements thereof.

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, as well as lower the costs and reduce the environmental impact of our Annual Meeting. On or about April 2, 2015, for the holders of record and beneficial owners of our common stock as of the close of business on the record date, we will either send (i) a copy of our Proxy Statement, including this Notice of Annual Meeting, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability instructs you how to access and review this Proxy Statement and our Annual Report beginning on April 1, 2015. The Notice of Internet Availability also instructs you how you may submit your proxy over the Internet.

By Order of the Board of Directors,
/s/ Joshua Dicker
Joshua Dicker Senior Vice President, General Counsel and Secretary
Jericho, New York March 27, 2015

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VIA THE INTERNET AUTHORIZE A PROXY TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE MAILED TO YOU REGARDING THE AVAILABILITY OF PROXY MATERIALS. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW FEW OR HOW MANY SHARES YOU OWN.

GETTY REALTY CORP.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp. (hereinafter called the “Company” or “Getty”), to be voted at the Annual Meeting to be held at JP Morgan Chase & Co., 277 Park Avenue, 17th Floor Conference Center, New York, NY, 10172 on May 12, 2015 at 3:30 p.m., and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes of electing a Board of Directors, holding an advisory vote to approve named executive officer compensation, ratifying the appointment of independent auditors and transacting such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date, Voting Rights, Outstanding Shares and Quorum

At the close of business on March 16, 2015, the record date for stockholders entitled to vote at the Annual Meeting, there were 33,417,203 shares of Getty common stock outstanding. Each outstanding share of common stock is entitled to one vote. The common shares vote as a single class. In order to constitute a quorum at the Annual Meeting, there must be present, or voting by proxy, holders of a majority of the outstanding common stock.

Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting Requirements

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each of the proposals. At the discretion of the persons named in the enclosed proxy card or vote instruction form, the proxies may vote on any other matter that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Vote Required

If a quorum is achieved at the Annual Meeting, the following voting requirements will apply:

•

Board Elections.  To be elected to serve until our 2016 annual meeting and until his successor is elected and qualifies, a director nominee will be elected if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•

Advisory vote to approve named executive officer compensation.  The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

•

Ratify the appointment of PricewaterhouseCoopers LLP.  A majority of the votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in street name) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Brokers may not vote your shares on the election of directors or on the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted on any of the proposals and therefore will have no effect on the vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and we will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors and others to solicit proxies personally or by telephone, without additional compensation.

Notice Regarding the Availability of Proxy Materials

From the date of mailing of the Notice of Internet Availability through the conclusion of the Annual Meeting, stockholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report to stockholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The designated website contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability or Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

The Notice of Internet Availability or Annual Meeting materials is being sent to stockholders on, and will be available on the internet on or about, April 1, 2015.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Nominees for Election at the Annual Meeting

Getty’s directors are elected at each annual meeting of stockholders and hold office for a term of one year and until their respective successors are elected and qualified. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2016 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

You may use the proxy card furnished to you to cast your votes for the election of the nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director, we intend to vote your proxy “FOR” the election of the person, if any, who is designated by the Board of Directors. For additional information about how we identify and evaluate nominees for director, see “Committees – Nominating/Corporate Governance Committee” below.

Set forth below is information regarding the directors nominated for election at the Annual Meeting, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as directors of Getty.

Name and Age	Information Regarding Nominees
Leo Liebowitz – 87

Mr. Liebowitz has served as Chairman of the Board of Getty since 1971 and served as the Chief Executive Officer of Getty from 1985 until 2010. Mr. Liebowitz served as President of Getty from 1971 until 2004. In 1955, Mr. Liebowitz co-founded the predecessor business that became our Company, and he is our largest individual stockholder.

Mr. Liebowitz also served as Chairman, Chief Executive Officer and a director of Getty Petroleum Marketing Inc. from 1996 until 2000, and as a director of the Regional Banking Advisory Board of JPMorgan Chase & Co. from 1975 to 2013.

As our co-founder and one of our largest stockholders since the Company’s inception, Mr. Liebowitz possesses a deep understanding and appreciation of all aspects of Getty, its history and its business. He is highly qualified to serve on and lead our Board.

Milton Cooper – 86

Mr. Cooper has served as a director of Getty since 1971 and as Chairman of the Compensation Committee of the Board of Directors since 2006 and a member of the Nominating/Corporate Governance Committee since before 1993.

Mr. Cooper is the Executive Chairman of the Board of Directors for Kimco Realty Corporation (“Kimco”), a NYSE listed real estate investment trust which is one of the nation’s largest owners and operators of neighborhood and community shopping centers. Mr. Cooper served as the Chairman of the Board of Directors and Chief Executive Officer of Kimco from its initial public offering in 1991 to 2009, and was a Director and President of Kimco prior thereto. In 1956, Mr. Cooper co-founded the predecessor business that became Kimco.

Name and Age	Information Regarding Nominees

Mr. Cooper is a nationally recognized leader of the modern REIT industry. He has received the National Association of Real Estate Investment Trusts Industry Leadership Award for his significant and lasting contribution to the REIT industry. From 1983 through April, 2012, he was also a director of Blue Ridge Real Estate/Big Boulder Corporation, a real estate management and land development firm. Mr. Cooper also served as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

Along with Mr. Liebowitz, Mr. Cooper is the longest-serving member of our Board, and also one of our largest individual stockholders. Mr. Cooper is a trusted advisor and highly qualified for our Board.

Philip E. Coviello – 72

Mr. Coviello has served as a director of Getty since 1996 and has served as Chairman of the Audit Committee of the Board of Directors since 2000. Mr. Coviello also serves on the Compensation Committee since 2007 and the Nominating/Corporate Governance Committee since 1999.

Mr. Coviello has served as a director of Kimco since 2008, serves as Chairman of Kimco’s Audit Committee, and also serves on Kimco’s Executive Compensation Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner in Latham & Watkins LLP, an international law firm, until his retirement from the firm as of December 31, 2003.

Mr. Coviello’s qualifications to serve on our Board include his many years of legal experience counseling Boards of Directors and senior management of public and private companies on a wide range of corporate and securities law issues, including mergers and acquisitions, securities offerings and corporate governance, regulatory compliance and other matters.

David B. Driscoll – 60

Mr. Driscoll has served as a director of Getty since 2007 and served as Lead Director from April 2008 until February 2010. Mr. Driscoll has served as President of Getty since April 2010 and as the Company’s Chief Executive Officer since May 2010.

Prior to joining Getty as President, Mr. Driscoll was a Managing Director of Morgan Joseph & Co. Inc. since July 2001, and prior thereto, from 1999 he was the co-head of ING Barings Americas Equity Capital Markets. From 1995 to 1999 he served as Managing Director and Global Coordinator of real estate activities for ING Barings and its Americas predecessor, Furman Selz. From 1983 to 1994, Mr. Driscoll worked at Smith Barney as the senior officer responsible for property, lodging and leisure activities. Mr. Driscoll also served from 1987 through 1991 as a director of Aer Lingus-Dunfey Corporation, the North American holding company for Aer Lingus whose primary asset was the Omni Hotels.

Mr. Driscoll’s qualifications to serve on our Board include his past leadership experience with two investment banking firms, including as a Managing Director of Morgan Joseph & Co. Inc. and as the founder

Name and Age	Information Regarding Nominees

of the real estate group at Smith Barney, which he ran for more than a decade, as well as his broad range of experience and diverse knowledge of financial markets and capital deployment strategies, particularly as they relate to the real estate industry and REITs, as well as his thorough knowledge and understanding of all aspects of our business, finances and operations obtained during his service as a director of Getty and in his leadership role as our President and Chief Executive Officer since 2010.

Richard E. Montag – 82

Mr. Montag has served as a director of Getty since 2010. He is a member of Compensation Committee since 2010 and the Audit Committee since 2010.

He was a director of FNC Realty Corporation (f/k/a Frank’s Nursery & Crafts, Inc.) from 2004 until 2005; Enterprise Asset Management, Inc. from 2003 until 2004; Hills Stores Company from 1997 to 1998, and Getty Petroleum Marketing Inc. from 1996 until 2000. From 1982 until 1998, Mr. Montag was the Vice President of Real Estate Development, The Richard E. Jacobs Group.

Mr. Montag’s qualifications to serve on our Board include his demonstrated leadership and management experience and strong understanding of public company governance and operations through his prior service on three public company boards. Mr. Montag also possesses experience as a director of Getty Petroleum Marketing, Inc. from October 1996 until December 2000 and as a senior executive in the real estate industry, including his prior position as vice-president and partner with The Richard E. Jacob Group, Inc., one of the nation’s most established and respected owners, developers, and managers of commercial real estate.

Howard B. Safenowitz – 56

Mr. Safenowitz has served as a director of Getty since December 1998 and as Lead Director of Getty since February 2010. He has also served as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors since 2005. Mr. Safenowitz also serves on the Compensation Committee since 1999 and on the Audit Committee since 2005.

Together with attributed family interests, Mr. Safenowitz is also one of the Company’s largest stockholders. Mr. Safenowitz is the President of Safenowitz Family Corp., an investment firm, since 1997. From 1990 to 2003, he was employed by The Walt Disney Company where he served as Senior Vice President, Business Affairs of Buena Vista Motion Pictures from March 2001 until April 2003 and prior thereto as Vice President, Business Affairs of Walt Disney Pictures and Television from 1996 until 2001. Mr. Safenowitz practiced corporate and transactional law in New York and California from 1983 until joining The Walt Disney Company in 1990. He also served as a director of Getty Petroleum Marketing, Inc. from December 1998 until December 2000.

Mr. Safenowitz’s qualifications to serve on our Board include his significant experience with and knowledge of Getty, along with his prior service as a director of Getty Petroleum Marketing, Inc. until December 2000, which together provide him with a valuable perspective

Name and Age	Information Regarding Nominees

on core business matters that face our Company. In addition, his experience as a corporate lawyer, as well as his position as the president of Safenowitz Family Corp., and his past leadership experience at The Walt Disney Company, have provided Mr. Safenowitz demonstrated leadership and management skills contributing to his value as an advisor to our Company.

Recommendation

The Board unanimously recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors is currently comprised of Leo Liebowitz, Howard B. Safenowitz, Milton Cooper, Philip E. Coviello, David B. Driscoll, and Richard E. Montag. Our Board is elected by the stockholders to oversee the performance of the business affairs of the Company and to set broad strategy for the Company’s growth. The Board of Directors acts as an advisor to senior management and monitors its performance. It also oversees the Company’s compliance efforts. To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. The Corporate Governance Guidelines address, among other things, the size of the Board of Directors, director independence, committee membership and structure, meetings and executive sessions, and director selection and training.

The Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and Getty’s Business Conduct Guidelines (which serve as our code of ethics under the Sarbanes-Oxley Act of 2002 and our code of business conduct and ethics under the NYSE rules, and covers officers, employees and directors), may all be accessed through the Getty website at www.gettyrealty.com by clicking on Corporate Governance. Additionally, copies of any such documents may be obtained by submitting a written request to Mr. Joshua Dicker, Senior Vice President, General Counsel and Secretary, at the address for Getty’s executive offices provided in this Proxy Statement. The Business Conduct Guidelines apply to all employees, officers and directors of the Company and waivers of the Business Conduct Guidelines for directors or executive officers, if any, will be disclosed as required by the rules and regulations of the SEC. There were no such waivers in 2014.

For the year ended December 31, 2014, our Board of Directors had six members. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2016 annual meeting of the Company’s stockholders and when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer (“CEO”) and Chairman of the Board as the Board believes it is in the best interests of the Company for the Board to have the flexibility to make the determination whether the same person should serve as both the CEO and Chairman of the Board at any given point in time, or whether the roles should be separate, depending, among other factors, on the position and direction of the Company and the membership of the Board. The Board believes that its current leadership structure, with the separation of the Chairman and the CEO position, is appropriate for the Company because it separates the leadership of the Board from the day to day leadership of the Company. The Board believes that, in addition to the independent Lead Director, separating the position of Chairman from the CEO better positions the Board to evaluate the performance of management and enables the Chairman to provide guidance to the CEO.

In his role as Chairman of the Board, Mr. Liebowitz is responsible for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and that there is a process in place to assure that the Board is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and assessing the effectiveness of the overall Board, and individual directors on a regular basis. He is also responsible for Board management, in particular by providing oversight on the agendas for Board meetings; consulting with the CEO regarding the membership and the chairs for Board committees ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the CEO and the Board, and by chairing Board meetings.

In his role as the CEO, Mr. Driscoll is responsible for setting a strategic vision for the Company and seeking to align the Company, internally and externally, with that strategic vision. In addition, Mr. Driscoll, as CEO, is responsible for day to day leadership of the Company, promoting Company performance through his leadership, and leading the Company in the execution of its business plan. Our CEO also serves on our Board, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board.

Role of Board of Directors in Risk Oversight

It is management’s responsibility to assess and manage the various risks the Company faces and the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has delegated primary responsibility for risk assessment and risk management oversight to the Audit Committee. Under its Charter, the Audit Committee’s responsibilities include discussing with management the Company’s policies with respect to risk assessment and risk management, and the Company’s material financial risk exposures and the actions management has taken to limit, monitor or control such exposure. The Audit Committee receives periodic reports from management on the Company’s enterprise risk management practices and our risk mitigation efforts. The Audit Committee also oversees the Company’s legal and regulatory compliance programs and internal audit function. Our full Board periodically reviews the Company’s strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

The Board of Directors has determined that Messrs. Cooper, Coviello, Montag and Safenowitz are “independent” as defined in the listing standards of the NYSE. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the independence standards set forth in Section 303A.02 of the rules of the New York Stock Exchange. The Board of Directors affirmatively determined that none of the directors, or any of their respective family members, other than (a) Mr. Liebowitz, by reason of his having been an employee of the Company within the last three years, and (b) Mr. Driscoll, who is the President and Chief Executive Officer of the Company, has had any relationship with Getty (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as a stockholder and director of Getty, within the last three years. Accordingly, the Board of Directors has affirmatively determined that each of the directors, other than Mr. Liebowitz and Mr. Driscoll, is “independent.”

It has been and will continue to be the practice of the Board of Directors to meet at least quarterly each year and have Mr. Liebowitz, as Chairman, chair such meetings. Additionally, it has been the practice of the independent directors to meet in executive session at least quarterly each year, and to have Mr. Safenowitz, who has served since February 25, 2010 as the Company’s Lead Independent Director, chair such sessions.

Directors’ Meetings

During the year ended December 31, 2014, the Board of Directors held five (5) meetings (including four (4) regular meetings and one (1) special meeting). Each of the directors attended all of the meetings of the Board of Directors, and of the Committees of the Board on which the director served. Each of the directors also attended the annual meeting of stockholders in May 2014.

Committees

The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, the membership and functions of which are described below.

Audit Committee

The Audit Committee met eight (8) times in 2014. The Audit Committee consisted of Messrs. Coviello (Chairman), Montag, and Safenowitz. The Audit Committee selects the firm of independent public accountants that audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty’s financial accounting and reporting practices. The Audit Committee also examines and discusses the adequacy of Getty’s internal control over financial reporting with the accountants and with management. The Board has designated the Audit Committee to take the lead in overseeing our risk assessment and risk management, along with compliance with our Business Conduct Guidelines. In addition to regular meetings, at least one Audit Committee member meets telephonically with management and Getty’s independent auditors to review the Company’s quarterly reports and other reports, as appropriate, prior to their filing with the SEC. The Audit Committee met with management and Getty’s independent auditors to review the Company’s audited financial statements for the year ended December 31, 2014 and recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for such year. See “Role of Board of Directors in Risk Oversight” on page 10 of this Proxy Statement for a discussion of the Audit Committee’s role in risk assessment and risk management oversight. Additionally, the Audit Committee reviews and discusses with management, management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Please also see the Audit Committee Report included in this Proxy Statement.

The Board of Directors determined that for the year ended December 31, 2014, each member of the Audit Committee (a) was (1) “independent” and (2) “financially literate” as such terms are defined in the listing standards of the NYSE and (b) met the independence tests set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC. The Board of Directors also determined that for the year ended December 31, 2014, Mr. Coviello and Mr. Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC, and that each of Messrs. Coviello and Montag had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

The Charter of the Audit Committee provides that members of the Audit Committee may not be members of the audit committee of three or more other public companies unless such other memberships have been disclosed to the Board and the Board has determined that such simultaneous service does not impair the ability of such member to serve effectively on the Audit Committee. None of the Audit Committee members served on the audit committee of three or more other public companies during 2014.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met two (2) times in 2014. The Nominating/Corporate Governance Committee consisted of Messrs. Safenowitz (Chairman), Cooper, and Coviello. The Nominating/Corporate Governance Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. As part of this review, the Committee evaluates (i) whether to have a Lead Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer. The Nominating/Corporate Governance Committee also recommends candidates to the Board for election as officers.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Nominees for Election at the Annual Meeting” section on page 5 of this Proxy Statement.

The Nominating/Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, consistent with the Committee’s charter, when identifying director nominees the Committee considers general principles of diversity, and does so in the broadest sense. The Nominating/Corporate Governance Committee seeks to recommend the nomination of directors who represent different qualities and attributes and can represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of the Company’s business.

The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” as such term is defined in the listing standards of the NYSE. The Nominating/Corporate Governance Committee Charter includes policies with regard to stockholder recommendations of nominees to the Board of Directors.

Stockholders wishing to recommend candidates for election to the Board must supply information in writing regarding the candidate to Mr. Joshua Dicker, Senior Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices. This information should include the candidate’s name, biographical data and an analysis of the candidate based on the director candidate criteria described below. The recommendation must also include all information relating to the proposed director nominee that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest under applicable securities law. Stockholders wishing to nominate a candidate must comply with the advance notice requirements in our By-Laws. Please refer to our By-Laws for more specific information. Additional information regarding any proposed nominees may be requested by the Nominating/Corporate Governance Committee.

Each nominee must possess fundamental qualities of intelligence, honesty, good judgment, and high standards of ethics, integrity, fairness and responsibility. The Nominating/Corporate Governance Committee also will consider the following criteria, among other criteria the Committee deems appropriate, including the specific needs of the Board at the time:

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	the director’s past attendance at meetings and participation in and contributions to the activities of the Board (if applicable);

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level;

•	educational and professional background and/or academic experience in an area of our operations;

•	experience as a board member of another publicly held company;

•	practical and mature business judgment, including ability to make independent analytical inquiries;

•	“independence,” as defined by the NYSE listing standards;

•	financial literacy;

•	standing in the community; and

•	ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.

On the basis of the information gathered in this process, the Nominating/Corporate Governance Committee will determine which nominees to recommend to the Board. Recommendations and related information received prior to any Nominating/Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating/Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. This process includes, among other things, personal interviews, discussions with professional references, background checks, credit checks and resume verification.

The Nominating/Corporate Governance Committee has not received any recommendation for a director nominee from any stockholder or group of stockholders.

Compensation Committee

The Compensation Committee met two (2) times in 2014. The Compensation Committee consisted of Messrs. Cooper (Chairman), Coviello, Montag and Safenowitz. The Compensation Committee is responsible for developing and, with the approval of the Board, implementing the compensation plans, policies and programs of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. It is the Compensation Committee’s responsibility to ensure that compensation programs are designed to encourage high performance and promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. The Board has determined that each member of the Compensation Committee is “independent” as such term is defined in the listing standards of the NYSE.

The Compensation Committee also administers the Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries (the “Supplemental Retirement Plan”) and the Getty Realty Corp. Amended and Restated 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and reviews, and recommends to the Board, for Board approval, the compensation of the directors and each of the executive officers of Getty.

The Compensation Committee’s Charter provides that the Committee may delegate any or all of its responsibilities, except that the Committee may not delegate its responsibilities with respect to:

•	its annual review and approval of compensation for officers, directors and certain highly compensated employees;

•	its recommendation to the Chairman of the Board of any changes in non-management director compensation;

•	its management and annual review of, and responsibilities with respect to, all bonus, incentive compensation, equity-based compensation, and employee pension and welfare benefit plans;

•	any other matters that involve executive compensation; or

•

any matters where the Committee has determined that compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) by virtue of being approved by a committee of outside directors or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 16b-3 by virtue of being approved by a committee of non-employee directors.

Compensation of Getty’s executive officers (with the exception of the CEO) is recommended by the CEO to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee. The compensation of the CEO is discussed, reviewed and approved by the Compensation Committee. No executive officer other than the CEO plays a role in determining or recommending the amount or form of executive and director compensation.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, New York 11753. Stockholders and other interested parties who wish to direct communications to only the independent (non-management) directors of Getty may do so by sending written communications to the following address: Independent Directors c/o Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, New York 11753. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Officers

The Company’s executive officers are as follows:

•

Mr. David B. Driscoll, age 60, President of Getty since April 2010 and Chief Executive Officer since May 2010. Mr. Driscoll is also a Director of the Company. Prior to his employment with the Company, Mr. Driscoll was a Managing Director of Morgan Joseph and Co. Inc., where he was a founding shareholder. Prior to his work at Morgan Joseph, Mr. Driscoll led real estate practices at various leading investment banking firms.

•

Mr. Mark J. Olear, age 51, Executive Vice President and Chief Investment Officer of Getty since May 2014. Prior to joining Getty, Mr. Olear held various positions in real estate with TD Bank, Home Depot, Toys “R” Us and A&P.

•

Mr. Kevin C. Shea, age 55, Executive Vice President of Getty since 2004 (Vice President since 2001). Mr. Shea has been with Getty since 1984. Prior to 2001, he was Director of National Real Estate Development for the Company.

•

Mr. Joshua Dicker, age 54, Senior Vice President, General Counsel and Secretary of Getty (Vice President since February 2009, General Counsel and Secretary since February 2008). Mr. Dicker joined Getty in February 2008. Prior to joining Getty, he was a partner in the law firm Arent Fox LLP, resident in its New York City office, specializing in corporate and transactional matters.

•

Mr. Christopher J. Constant, age 36, Vice President, Chief Financial Officer and Treasurer of Getty since December 2013. Mr. Constant joined the Company in November 2010 as Director of Planning and Corporate Development and was later promoted to Treasurer in May 2012 and Vice President in May 2013. Prior to joining Getty, Mr. Constant was a Vice President in the corporate finance department of Morgan Joseph & Co. Inc. and began his career in the corporate finance department at ING Barings.

There are no family relationships between any of the Company’s directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SHARES

The following table sets forth the beneficial ownership of Getty common stock as of March 16, 2015 of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of Getty common stock, (ii) each director, (iii) the Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days of March 16, 2015 (such as upon exercise of outstanding stock options or settlement of Restricted Stock Units (“RSUs”)) because such shares are deemed to be beneficially owned under the rules of the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Approximate Percent of Class (2)
BlackRock, Inc. 40 East 52nd Street New York, NY 10055	2,805,904	(3)	8.4
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,786,041	(4)	11.32
Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	1,987,493	(5)	5.94
Leo Liebowitz, Chairman of the Board	3,192,049	(6)	9.55
Milton Cooper, Director c/o Kimco Realty Corporation 3333 New Hyde Park Road New York, NY 11042	1,378,322	(7)	4.12
Philip E. Coviello, Director	79,787	(8)	*
David B. Driscoll, Director, CEO and President	55,790	(9)	*
Richard E. Montag, Director	78,856	(10)	*
Howard B. Safenowitz, Director Includes shares attributable to: Safenowitz Family Corp. - 2,442,197 (12) shares (7.31%) and Safenowitz Partners LP - 1,837,894 shares (5.5%)	3,004,553	(11)	8.99
Joshua Dicker, Senior Vice President, General Counsel and Secretary	22,470	(13)	*
Kevin C. Shea, Executive Vice President	46,109	(14)	*
Mark J. Olear, Executive Vice President and Chief Investment Officer	1,010	(15)	*
Christopher J. Constant, Vice President, Treasurer and Chief Financial Officer	7,490	(16)	*
Directors and executive officers as a group (10 persons)	7,866,436		23.54

* Total shares beneficially owned constitute less than one percent of the outstanding shares.

(1)	Unless otherwise indicated, the address of each of the named individual is c/o Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, NY 11735.

(2)

The percentage is determined for each stockholder listed by dividing (A) the number of shares shown for such stockholder, by (B) the aggregate number of shares outstanding as of March 16, 2015 plus shares that may be acquired by such stockholder pursuant to our stock option plan and our Amended and Restated 2004 Incentive Compensation Plan within 60 days of that date.

(3)	The information is derived from a Schedule 13G filed by BlackRock, Inc. on January 23, 2015.

(4)	The information is derived from a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2015.

(5)	The information is derived from a Schedule 13G filed by Vanguard Specialized Funds-Vanguard REIT Index Fund on February 6, 2015.

(6)

Includes 303,623 shares held by Mr. Liebowitz’s wife as to which he disclaims beneficial ownership, 55,724 shares held by a charitable foundation of which Mr. Liebowitz is a co-trustee, 20,000 shares held by Liebowitz Family LLC, of which Mr. Liebowitz is the manager, as to which he disclaims beneficial ownership, 419 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 450,000 shares held by Liebowitz Realty, LLC, of which Mr. Liebowitz is co-grantor and manager, 600,000 shares held by Liebowitz Realty II LLC, of which Mr. Liebowitz is the sole member/manager, 310,957 of the shares held by CLS General Partnership Corp., of which Mr. Liebowitz is a stockholder and 16,700 vested RSUs.

(7)

Includes 10,311 shares held in a partnership of which Mr. Cooper is a partner, 68,037 shares held by his wife as to which he disclaims beneficial ownership, 2,421 shares held in a qualified pension plan for the benefit of Mr. Cooper, 227,107 shares held by a charitable foundation of which Mr. Cooper is the president, 23,503 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 4,887 shares held by a retirement fund of which Mr. Cooper is a beneficiary, 134,052 of the shares held by CLS General Partnership Corp., of which Mr. Cooper is a stockholder and 16,700 vested RSUs.

(8)

Includes 25,656 shares held by a charitable remainder trust of which Mr. Coviello is the trustee, 16,700 vested RSUs and 931 shares in a testamentary trust formed under Mr. Coviello’s father’s will for the benefit of Mr. Coviello and his children, of which he is a co-trustee.

(9)	Includes stock options covering 5,000 shares and 35,750 vested RSUs.

(10)	Includes 20,190 shares held by Mr. Montag’s wife as to which he disclaims beneficial ownership and 11,700 vested RSUs.

(11)

Includes 2,442,197 shares attributable to Safenowitz Family Corp., which, in turn, includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP and 89,303 shares held by Safenowitz Investment Partners. Also includes 45,000 shares held as custodian for three children (as to which he disclaims beneficial ownership), 11,523 shares held by his wife (as to which he disclaims beneficial ownership) and 320,540 shares beneficially owned by The Marilyn Safenowitz Irrevocable Trust u/a/d 4/13/00, of which Mr. Safenowitz is the trustee. Also includes 16,700 vested RSUs.

(12)

Includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP, and 89,303 shares held by Safenowitz Investment Partners. Safenowitz Family Corp. is the general partner of each of Safenowitz Partners, LP, Safenowitz Family Partnership, LP and Safenowitz Investment Partners. Mr. Safenowitz is the president of Safenowitz Family Corp.

(13)	Includes 22,400 vested RSUs.

(14)	Includes 290 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan and 31,900 vested RSUs.

(15)	Includes 1,000 vested RSUs.

(16)	Includes 6,950 vested RSUs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for setting and administering the compensation policies and practices for the executive officers of the Company. The Company’s executive compensation program consists primarily of the following elements: base salary, cash incentive compensation, equity compensation and retirement plans. We do not utilize compensation policies or practices that create risks which are reasonably likely to have a material adverse effect on the Company. This “Compensation Discussion and Analysis” section describes generally the compensation policies and practices that the Company applies to our Chief Executive Officer (the “CEO”), our Chief Financial Officer (“CFO”), and our three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”).

2014 Company Performance and Compensation Highlights

The following presents a summary of operational and financial highlights achieved by the Company in 2014 which, among other factors, were considered by the Compensation Committee in reaching its determinations regarding NEO performance and compensation. (See our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, for additional details regarding each of these highlights.)

•

Strong Financial Performance. For the year ended December 31, 2014, the Company reported net earnings of $23.4 million, or $0.69 per share, funds from operations (“FFO”) of $45.3 million or $1.34 per fully-diluted share and adjusted funds from operations (“AFFO”) of $42.6 million, or $1.26 per share.[1] The Company’s 2014 AFFO was almost double its 2013 AFFO, excluding the payments the Company received in 2013 from the settlement (the “Lukoil Settlement”) of an adversary proceeding brought in the U.S. Bankruptcy Court by Getty Petroleum Marketing, Inc. (“Marketing”) against Lukoil Americas Corporation and certain of its affiliates (collectively, “Lukoil”).

•	Dividend Increase. In 2014, the Company increased its dividend by 10% and issued a special dividend of $0.14 per share at the end of the year.

•

Continued Success in Dispositions and Leasing of Former Marketing Sites.  The Company continued a process, commenced in 2012, of repositioning properties formerly leased by Marketing, including disposing of transitional properties that were determined to be non-core to our long-term business objectives, and re-leasing other properties on a long term triple net basis. In 2014, the Company sold 93 properties for an aggregate price of more than $31 million, and leased 20 transitional properties on a triple net basis which are expected to generate more than $1 million in additional annual rent. In total, as of December 31, 2014, the Company has entered into 13 long-term triple-net leases covering approximately 440 properties that were returned in the Marketing bankruptcy. In 2014, the Company was able to reduce its rental property expenses by $5.6 million due to its continuing efforts to dispose of non-core properties and re-lease other properties on a triple-net basis.

•

Positioning the Company’s Balance Sheet for Growth Initiatives.  As a result of our disciplined approach to investing, at the end of 2014, the Company’s net debt was less than $120 million and its ratio of net debt to EBITDA was less than 2.3x, which were both the lowest they have been in the last three years. The Company believes that its conservatively leveraged balance sheet and enhanced cash flow positions it with capacity and flexibility to support growth initiatives.

•

Growth with Redeployed Capital.  For the year ended December 31, 2014, the Company acquired fee or leasehold title to ten gasoline station and convenience store properties at an aggregate purchase price of $17.6 million. For these acquisitions, the Company successfully structured forward and reverse 1031

1 AFFO and FFO are non-GAAP measures. For a description of how Getty calculates AFFO and FFO and for a reconciliation of these non-GAAP measures to the nearest comparable GAAP measure, see Item 6 (Selected Financial Data) in the Annual Report on our Form 10-K for the year ended December 31, 2014.

exchanges enabling us to use in excess of $11 million of accumulated proceeds and also to protect for future use approximately $2 million of additional proceeds to be accumulated from the Company’s ongoing property dispositions, allowing the Company to defer a meaningful portion of its taxable gains from property dispositions.

•

Successful Efforts toward Conclusion of Claims against Marketing.  The Company’s executive team continued to be instrumental in managing a successful strategy to maximize the Company’s recovery of losses incurred in the Marketing bankruptcy. The Company expects to receive additional distributions from the Getty Petroleum Marketing Inc. Liquidating Trust (the “GPMI Trust”) on account of its unsecured claims and amounts owing under its funding agreement with the GPMI Trust. For example, on March 3, 2015, the Company announced that it had entered into a settlement agreement (the “Settlement Agreement”) with the GPMI Trust pursuant to which the Company expects to receive an interim distribution from the GPMI Trust of approximately $6.5 million within 15 days of the approval of the Settlement Agreement by the U.S. Bankruptcy Court.

•

Successful Enforcement of Property Rights.  In 2014, the Company continued to successfully enforce property rights through legal proceedings against former Marketing subtenants (or sub-subtenants) who wrongfully remained in occupancy of properties after the master lease with Marketing was terminated. For example, in January 2015, the Connecticut Supreme Court affirmed lower court rulings in our favor against Marketing holdover subtenants at numerous gas stations throughout Connecticut enabling us to regain and reposition these sites, and in 2014 the Company obtained various NY State Supreme Court rulings awarding damages for use and occupancy and legal fees against an affiliated group of Marketing holdover subtenants at various gas stations in New York.

The compensation of every NEO (except for the CEO) is recommended by the CEO to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee. After consideration of various factors, including the operational and financial achievements noted above and the individual contributions of the NEOs which advanced those achievements, the Compensation Committee made the following determinations in February 2015:

•	Awarded cash bonuses to the NEOs.

•	Base salaries were increased for 2015 by 10.4 percent for Mr. Constant, 7.1 percent for Mr. Dicker, and 3.0 percent for Mr. Olear, and otherwise maintained at the same level for the remaining NEOs.

•

Profit sharing contributions, matching contributions to the Company’s 401(k) retirement savings plan and contributions to the Supplemental Retirement Plan stayed substantially the same for each NEO as the amounts contributed by the Company for the past three years.

•

The annual discretionary grant of restricted stock units (“RSUs”) under the 2004 Plan was increased by 25% for Messrs. Constant and Dicker and maintained at the prior year’s level for Mr. Shea, and Mr. Olear was also awarded an annual discretionary grant of RSUs with respect to his service to the Company in 2014. Mr. Olear had been granted 5,000 RSUs by the Compensation Committee in May 2014 in connection with his hiring as the Company’s Chief Investment Officer. See the “Summary Compensation Table” on page 24 for additional details.

Overview of Getty’s Compensation Program

Getty’s compensation program for executive officers is designed to effectively manage the Company’s aggregate annual compensation expense while providing executive officers with a total compensation package that is adequate to retain them, encourage and motivate their high performance and promote their accountability. Getty’s compensation policies are also designed to promote increased stockholder value by aligning the financial interests of Getty’s executive officers with those of its stockholders. The Compensation Committee believes that its current policies, plans and programs are adequate for these purposes.

Getty’s executive compensation program involves a combination of annual cash compensation, incentive compensation (cash incentive awards and equity incentive awards like RSUs with dividend equivalents), retirement and other plans, and perquisites and other benefits. Although the Compensation Committee has not adopted any formal policies for allocating compensation among the foregoing compensation components, in conducting its review and rendering its determinations, the Compensation Committee evaluates whether each executive officer is provided with a total compensation opportunity that achieves the key objectives of the compensation program while maintaining an appropriate cost structure.

Base salary levels for executive officers are, in combination with other compensation components, considered by the Compensation Committee to be sufficient to achieve the objectives of Getty’s compensation program. Total compensation, including discretionary annual cash incentive awards and RSU grants (including dividend equivalents paid with respect to such RSUs), are in aggregate amounts which the Compensation Committee considers sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders.

Total compensation determinations for each NEO are influenced in large part by the particular responsibilities of the applicable executive position with additional consideration given to such NEO’s individual performance. Our CEO reviews the performance of each NEO (other than himself) and provides compensation recommendations for the NEOs (other than himself) to the Compensation Committee with respect to base salary amounts, cash bonuses and the grants of equity based awards under the 2004 Plan consisting of RSUs (including dividend equivalents with respect to such RSUs). The Compensation Committee reviews and deliberates upon the CEO recommendations and establishes the compensation for the NEOs. Although the Compensation Committee takes the CEO’s recommendations under advisement, it independently evaluates the compensation recommendations for each NEO and in all instances exercises its discretion in making final compensation decisions in accordance with its authority and formal responsibilities set forth in its charter. The Compensation Committee also has direct knowledge of the performance of the NEOs through regular and special reports by these executives to the Board of Directors and board committees and through other interactions. The compensation of the CEO is discussed, deliberated upon and approved solely by the Compensation Committee.

The Compensation Committee may periodically engage outside professional firms to assist in understanding compensation levels and programs in the broader marketplace. The Compensation Committee will periodically assess its decision to engage outside firms based on need and the Company’s financial situation. In 2014, the Compensation Committee did not engage the services of a compensation consultant or benchmark compensation elements against a peer group.

Section 162(m) of the Internal Revenue Code denies publicly-held corporations the federal income tax deduction for compensation in excess of $1.0 million paid to its chief executive officer and the three most highly compensated executive officers during a year (other than the CEO and CFO) unless the compensation is qualified performance-based compensation. At this time the compensation paid to our CEO and other executive officers does not approach the $1.0 million limit on non-performance based deductible compensation imposed by Section 162(m) of the Internal Revenue Code. In the event that the compensation of any executive officer is anticipated to exceed the Section 162(m) limitation in the future, the Compensation Committee will consider such limitation in determining such officer’s total compensation. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1.0 million deduction limit under Section 162(m) of the Internal Revenue Code, as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

The primary elements of compensation for our NEOs are the following:

•	Base salary;
•	Incentive compensation (discretionary annual cash incentive awards and equity incentive awards like RSUs with dividend equivalents);
•	Retirement and other plans; and
•	Perquisites and other benefits.

Base Salary

The Compensation Committee examines whether each executive’s base salary is competitive and appropriate in view of such person’s role, level of responsibility, experience and value to the Company, and relative to achieving the overall goals of the compensation program for all executive officers. The Compensation Committee reviews base salaries annually, and in the interim if an executive officer’s position or responsibilities change or if the Committee believes it is otherwise necessary or appropriate. Salaries are not automatically increased on an annual basis if the Committee believes that a raise is not warranted by either individual or Company performance, or that other forms of compensation are more appropriate to further compensation program objectives.

As part of its process and in order to achieve the overall goals of Getty’s executive compensation program, the Compensation Committee determined to increase base salaries in 2015 from those in effect in 2014 by the following amounts for the following NEOs: 10.4 percent for Mr. Constant, 7.1 percent for Mr. Dicker, and 3.0 percent for Mr. Olear. Base salaries in 2015 remained the same as those in effect in 2014 for Messrs. Driscoll and Shea.

Incentive Compensation

Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executives for their contribution to annual operating results and Company achievements that help create value for our stockholders. Cash bonuses for executive officers are not guaranteed, but have been awarded from time to time at the discretion of the Compensation Committee. In deciding whether to award discretionary cash bonuses, the Compensation Committee makes its determinations based upon recommendations from the Company’s CEO (except as to the CEO himself) and upon the Compensation Committee’s informed judgment in view of the Company’s operational and financial performance, the individual executive’s responsibilities and efforts, such executive’s contribution to the Company’s overall performance and success, the complexity or difficulty of the objectives that have been achieved by the executive, the relative significance of a cash bonus award toward meeting the overall goals of Getty’s compensation program, and other relevant considerations. These factors are considered subjectively and no one factor is accorded any specific weight. In February 2015, the Compensation Committee awarded a discretionary cash bonus to each NEO as reflected in the Summary Compensation Table for 2014. Specifically, Mr. Constant was paid a cash bonus of $150,000, Mr. Dicker was paid a cash bonus of $135,000 and Mr. Shea was paid a cash bonus of $125,000. Mr. Olear, who joined the Company in May 2014, was paid a cash bonus of $100,000.

Mr. Driscoll’s Executive Employment Agreement contemplates Mr. Driscoll’s eligibility for a discretionary annual cash bonus based on his performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee in consultation with Mr. Driscoll on an annual basis. Although no such benchmarks or criteria for a cash bonus were formally established for 2014, in recognition of Mr. Driscoll’s leadership and significant contributions which advanced Company achievements including those described in the “2014 Company Performance and Compensation Highlights” section above, as well as other relevant factors, in February 2015, the Compensation Committee awarded a cash bonus to Mr. Driscoll in the amount of $200,000 for 2014. This amount is reflected in the Summary Compensation Table for 2014.

Equity Incentive Awards

The Company maintains the stockholder-approved 2004 Plan for officers and other valued employees of the Company and its subsidiaries, and members of the Board. The 2004 Plan allows for the grant of various types of stock-based awards, other than stock options, to eligible individuals. The 2004 Plan is administered by the Compensation Committee which has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, terms of vesting, the acceleration or waiver of any vesting restriction and the timing and manner of settling vested awards.

Generally, to better align the interests of the Company’s executive officers with the interests of the Company’s stockholders and to promote performance that will have a positive long-term impact on total stockholder return, the Compensation Committee annually grants equity based awards under the 2004 Plan to the Company’s executive officers consisting of RSUs (including dividend equivalents paid with respect to such RSUs). These RSU awards generally vest over a five year period subject to continued employment through the vesting date and, for all such RSU awards granted since 2009, are settled in shares of the Company’s common stock upon the earlier of ten years after grant or termination of employment.

In February 2014, the Compensation Committee approved RSU grants in the following amounts to the following NEOs under the annual equity grant program, based on each such NEO’s individual performance during 2013: 10,000 RSUs to Mr. Driscoll, 6,000 RSUs to Messrs. Dicker, Shea and Constant. In May 2014, the Compensation Committee granted 5,000 RSUs to Mr. Olear in connection with his hiring as the Company’s Chief Investment Officer. These RSU grants are reflected in the “2014 Grants of Plan-Based Awards” table on page 26 of this Proxy Statement. The Compensation Committee’s determination in February 2014 to grant RSUs under the annual equity grant program to each executive officer was in keeping with its annual practice of using RSUs as part of the compensation program and was based on the Committee’s determination that an annual grant of RSUs fosters the equivalent of stock ownership by the Company’s executive officers, thereby aligning their personal interests with the long term interests of the Company’s stockholders, and also encourages executive retention because the awards vest over a five year period. The size of the annual equity award granted to each NEO is commensurate with the role and responsibilities of such NEO and with historical trends.

In February 2015, the Compensation Committee approved RSU grants to each of the NEOs in accordance with its annual equity grant program, based on such NEO’s individual performance during 2014, in the following amounts: 10,000 RSUs to Mr. Driscoll, 7,500 RSUs to Messrs. Olear, Constant and Dicker, and 6,000 to Mr. Shea. These RSU grants will be reflected in the “2015 Grants of Plan-Based Awards” table that will be included in our Proxy Statement for the annual meeting of stockholders to be held in 2016. All such RSU grants include related dividend equivalents. The Compensation Committee’s decision to increase the number of RSUs granted to certain of the NEOs was in furtherance of the overall goals of Getty’s executive compensation program and in order to bring the Company’s incentive compensation practices more in line with comparative practices at other REITs.

In making executive compensation determinations, the Compensation Committee has also considered the results of the non-binding, advisory stockholder votes on our executive compensation program. Our stockholders approved the Company’s executive compensation program each year since the advisory vote has first been sought, most recently approving it by 94% of votes cast on the say-on-pay proposal in our 2014 proxy statement. The Compensation Committee was mindful of our stockholders’ endorsement of the Compensation Committee’s decisions and policies and has maintained its general approach to executive compensation for decisions made to date. The Compensation Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding the executive compensation program.

Retirement Plans

Getty has a retirement and profit-sharing plan with 401(k) deferred savings plan provisions (the “Retirement Plan”) for employees, including the NEOs, meeting certain service requirements. An annual discretionary profit sharing contribution to the Retirement Plan is determined by the Board of Directors. The contribution is calculated as a percentage of the sum of (i) the employee’s compensation (as defined in the Retirement Plan) up to the maximum allowed under Internal Revenue Service regulations, and (ii) the excess of that amount over the social security taxable wage base. For 2014, the Board of Directors elected to contribute 1% of that sum for each eligible employee. This percentage was consistent with prior years. Under the terms of the Retirement Plan, the Company matches 50% of each participating employee’s elective contribution to the Retirement Plan, but in no event more than 3% of the employee’s compensation. The Company’s contributions to the Retirement Plan vest in accordance with a six-year vesting schedule and are paid upon retirement, death, disability, or termination of employment, as described more fully in the Retirement Plan.

Getty also has the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of

Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Driscoll Employment Agreement

On April 26, 2010, the Company entered into an employment agreement with David B. Driscoll (the “Employment Agreement”) which provides for an annual base salary of not less than $500,000 and eligibility to receive an annual cash bonus as determined by the Compensation Committee in its discretion based on Mr. Driscoll’s performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee in consultation with Mr. Driscoll on an annual basis. The Employment Agreement also provides for Mr. Driscoll’s eligibility to participate in the Company’s equity incentive compensation plan, supplemental retirement plan for Company executives, and all other employee benefit plans available to the Company’s employees. The Employment Agreement also provides Mr. Driscoll with an automobile allowance consistent with the Company’s policies for its CEO.

The Employment Agreement has an initial term of employment that commenced April 1, 2010 and ended May 20, 2013, but is subject to annual successive one-year renewal terms unless either the Company or Mr. Driscoll notifies the other of non-renewal at least ninety (90) days prior to the end of the initial term or then-current one-year renewal term, as applicable. Neither the Company nor Mr. Driscoll has given notice of such non-renewal. If Mr. Driscoll’s employment is terminated as the result of death or Significant Disability (as defined in the Employment Agreement), then, in addition to base salary through the date of termination, the Company will pay Mr. Driscoll (or his designated beneficiary) six months of base salary in one lump sum. If Mr. Driscoll’s employment is terminated without Cause (as defined in the Employment Agreement), or if Mr. Driscoll terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), then the Company will (i) continue to pay Mr. Driscoll’s base salary and provide to Mr. Driscoll all employment benefits as if his employment had continued until the end of the initial term or then-current renewal term, as applicable, or for one year, whichever is greater, and (ii) pay Mr. Driscoll for each full or partial calendar year remaining in the initial term or the then-current renewal term, as applicable, an amount equal to the amount of the annual cash bonus, if any, paid to Mr. Driscoll for the last completed year before his employment terminated. See “Potential Payments upon Termination or Change of Control” on page 29 of this Proxy Statement for more information about the amounts payable under the Employment Agreement.

The Employment Agreement prohibits Mr. Driscoll from (i) disclosing information that is confidential to the Company at any time during or after the termination of his employment with the Company; (ii) engaging in “competition” with the Company (as defined in the Employment Agreement) while employed by the Company and during the period in which he is receiving severance benefits following a termination without Cause or a resignation with Good Reason or for a period of one year following termination of employment under circumstances where no severance is paid; and (iii) soliciting the Company’s customers, clients, landlords, owners, tenants, and business partners with whom he has had contact while working for the Company, or soliciting or hiring the Company’s employees, sales representatives or agents, during the period in which he is prohibited from engaging in competition with the Company and for a period of six months following the expiration of the initial term or then-current renewal term, as applicable, of Mr. Driscoll’s employment under the Employment Agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee:
Milton Cooper (Chairman)
Philip E. Coviello
Howard B. Safenowitz
Richard E. Montag

Summary Compensation Table

The following table sets forth information about the compensation of the CEO and each of the other Named Executive Officers for services in all capacities to Getty and its subsidiaries during the periods indicated.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation (2)	Total Compen- sation
		($)	($)	($)	($)	($)	($)	($)	($)

David B. Driscoll President and Chief Executive Officer	2014 2013	519,231 500,000	200,000 375,000	191,700 378,375	0 0	0 0	0 0	69,156 66,656	980,087 1,320,031
	2012	500,000	300,000	124,275	0	0	0	68,268	992,543

Christopher J. Constant Vice President, Chief Financial Officer and Treasurer	2014 2013	236,538 201,923	150,000 160,000	115,020 136,215	0 0	0 0	0 0	35,765 29,592	537,323 527,730

Kevin C. Shea Executive Vice President	2014 2013	276,538 265,000	125,000 135,000	115,020 252,250	0 0	0 0	0 0	40,226 38,553	556,784 690,803
	2012	265,000	150,000	82,850	0	0	0	39,988	537,838

Joshua Dicker Senior Vice President, General Counsel and	2014 2013	276,538 265,000	135,000 205,000	115,020 252,250	0 0	0 0	0 0	40,226 38,553	566,784 760,803
Secretary	2012	265,000	150,000	82,850	0	0	0	39,988	537,838

Mark J. Olear, Executive Vice President and Chief Investment Officer	2014	195,000	100,000	98,800	0	0	0	27,056	420,856

(1)

Stock awards are in the form of RSUs. The amount reflected is the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five-year vesting period of the restricted stock award. The value of future dividends is assumed to be reflected in the closing per share price of the common stock, and, consequently, in the fair value of each award. Therefore, the dividend equivalents paid on RSUs are not shown separately in this table. The Company pays dividends on RSUs only to the extent dividends are declared on shares of its common stock.

(2)

All Other Compensation includes (w) perquisites and other personal benefits received by the Named Executive Officers that exceeded $10,000 in the aggregate for the year, specified below, (x) Company contributions to the Retirement Plan (including contributions under both the profit-sharing and 401(k) components of the Retirement Plan (without consideration of the six-year vesting period applicable to such contributions), (y) Company contributions to the Supplemental Retirement Plan (without consideration of the six-year vesting period applicable to such contributions), and (z) life insurance premiums, as set forth in the following table.

Name	Year	Profit Sharing Contribution	Company Match Under 401(k) Provisions	Supplemental Retirement Plan	Life Insurance(a)	Perquisites and Other Personal Benefits (b)	Total All Other Compen- sation
		($)	($)	($)	($)	($)	($)

David B. Driscoll	2014	4,030	7,800	40,670	3,456	13,200	69,156
	2013	3,963	7,650	38,387	3,456	13,200	66,656
	2012	3,899	7,500	38,701	4,968	13,200	68,268

Christopher J. Constant	2014 2013	4,030 3,693	7,800 7,245	12,170 11,562	2,765 2,592	9,000 4,500	35,765 29,592

Kevin C. Shea	2014 2013	4,030 3,963	7,800 7,650	16,170 14,887	3,226 3,053	9,000 9,000	40,226 38,553
	2012	3,899	7,500	15,201	4,388	9,000	39,988

Joshua Dicker	2014 2013	4,030 3,963	7,800 7,650	16,170 14,887	3,226 3,053	9,000 9,000	40,226 38,553
	2012	3,899	7,500	15,201	4,388	9,000	39,988

Mark J. Olear	2014	4,030	4,560	9,760	3,456	5,250	27,056

(a)	All life insurance policy premiums relate to term life insurance policies.
(b)	Perquisites and Other Personal Benefits consist only of an automobile allowance.

2014 Grants of Plan-Based Awards

Name	Board Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)
David B. Driscoll	2/5/2014	3/1/2014	0	0	0	0	0	0	10,000	0	191,700
Christopher J. Constant	2/5/2014	3/1/2014	0	0	0	0	0	0	6,000	0	115,020
Kevin C. Shea	2/5/2014	3/1/2014	0	0	0	0	0	0	6,000	0	115,020
Joshua Dicker	2/5/2014	3/1/2014	0	0	0	0	0	0	6,000	0	115,020
Mark J. Olear	5/13/2014	5/13/2014	0	0	0	0	0	0	5,000	0	98,800

(1) Stock awards are in the form of RSUs that vest over a five-year period on the anniversary of the grant date.

(2) Grant date fair value is calculated based on the closing price of Getty common stock on the grant date without consideration of the five-year vesting period of the restricted stock award.

2014 Outstanding Equity Awards at Year-End

The following table provides information as to outstanding Stock Options and RSUs held by each of the NEOs at December 31, 2014.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable	(#)	($)			(#)	($)	(#)	($)
David B.						3/1/14	10,000	182,100
Driscoll (2)						3/1/13	6,750	122,918
						3/1/13	6,000	109,260
						3/2/12	4,500	81,945
						3/1/11	3,000	54,630
						3/1/10	700	12,747
	5,000	0	0	27.68	5/16/17	11/1/07
Christopher J.						3/1/14	6,000	109,260
Constant(3)						3/1/13	2,250	40,973
						3/1/13	2,400	43,704
						3/2/12	1,500	27,315
						3/1/11	400	7,284
Kevin C.						3/1/14	6,000	109,260
Shea(4)						3/1/13	4,500	81,945
						3/1/13	4,000	72,840
						3/2/12	3,000	54,630
						3/1/11	1,600	29,136
						3/1/10	700	12,747
Joshua						3/1/14	6,000	109,260
Dicker(5)						3/1/13	4,500	81,945
						3/1/13	4,000	72,840
						3/2/12	3,000	54,630
						3/1/11	1,600	29,136
						3/1/10	700	12,747
Mark J.						5/13/14	5,000	91,050
Olear

(1) RSUs vest at the rate of 20% per year on the anniversary of the grant date except as otherwise stated in the footnotes below and provide for settlement upon the earlier of ten years after grant or termination of employment with Getty. In addition, each of the award agreements for outstanding RSUs granted to our employees and directors, including NEOs, contains a provision that causes the unvested RSUs to vest upon the employee’s or director’s death or our termination of the employee’s or director’s employment, in the case of employees, or service in the case of directors, without cause.

(2) Includes all Stock Options and RSUs granted to Mr. Driscoll as a director in 2010 and prior years. In addition to his 30,950 unvested RSUs, Mr. Driscoll had 26,300 vested RSUs outstanding at December 31, 2014 (of which, 7,950 RSUs vested during the year ended December 31, 2014) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2014 was $478,923 for Mr. Driscoll. 6,750 of the unvested RSUs granted to Mr. Driscoll on 3/1/13 vest in equal installments on May 1 of 2015, 2016 and 2017.

(3) In addition to his 12,550 unvested RSUs, Mr. Constant had 3,700 vested RSUs outstanding at December 31, 2014 (of which 2,050 RSUs vested during the year ended December 31, 2014) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2014 was $67,377 for Mr. Constant. 2,250 of the unvested RSUs granted to Mr. Constant on 3/1/13 vest in equal installments on May 1 of 2015, 2016 and 2017.

(4) In addition to his 19,800 unvested RSUs, Mr. Shea had 25,700 vested RSUs outstanding at December 31, 2014 (of which 5,500 RSUs vested during the year ended December 31, 2014) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2014 was $467,997 for Mr. Shea. 4,500 of the unvested RSUs granted to Mr. Shea on 3/1/13 vest in equal installments on May 1 of 2015, 2016 and 2017.

(5) In addition to his 19,800 unvested RSUs, Mr. Dicker had 16,200 vested RSUs outstanding at December 31, 2014 (of which 5,500 RSUs vested during the year ended December 31, 2014) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2014 was $295,002 for Mr. Dicker. 4,500 of the unvested RSUs granted to Mr. Dicker on 3/1/13 vest in equal installments on May 1 of 2015, 2016 and 2017.

2014 Option Exercises and Stock Vested

No options were exercised by NEOs during 2014.(1)

Although certain RSUs held by our NEOs vested during 2014, no value is realized by the NEOs until the RSUs are settled upon cessation of employment (or six months thereafter if required by applicable law) or, in the case of RSUs granted since 2009, upon the earlier of ten years after grant or cessation of employment.

The following Option Exercises and Stock Vested table provides additional information about the stock awards vesting during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
David B. Driscoll	0	0	7,950	0
Christopher J. Constant	0	0	2,050	0
Kevin C. Shea	0	0	5,500	0
Joshua Dicker	0	0	5,500	0
Mark J. Olear	0	0	0	0
(1)

As of December 31, 2014 there are 5,000 options outstanding under the Stock Option Plan. The term of the Stock Option Plan has expired. Options may no longer be granted pursuant to the Stock Option Plan.

(2)	Reflects the number of RSUs that vested during 2014. No shares were issued upon vesting of the RSUs.

(3)	No value will be realized by the NEOs prior to settlement of the RSUs (as described above) and the NEOs remain at risk for fluctuation in the value of Getty common stock until settlement.

Nonqualified Deferred Compensation (Supplemental Retirement Plan)

Name	Executive Contributions in 2014	Registrant Contributions in 2014	Aggregate Earnings (Loss) in 2014	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2014(1)
	($)	($)	($)	($)	($)
David B. Driscoll	0	38,387	(6,661)	0	160,158
Christopher J. Constant	0	11,562	3,244	0	38,916
Kevin C. Shea	0	14,887	55,156	0	461,110
Joshua Dicker	0	14,887	9,139	0	124,658
Mark J. Olear	0	0	0	0	0

(1)

Nonqualified deferred compensation represents the balances accumulated under the Supplemental Retirement Plan. The amount reported for each executive in the column “Registrant Contributions in 2014” represents the respective amount reported for the prior year, 2013, in the column “Supplemental Retirement Plan” in the Summary Compensation Table above.

Getty maintains the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. Amounts contributed by the Company for 2014 to the Supplemental Retirement Plan for our NEOs were based upon an amended definition of eligible compensation in the Supplemental Retirement Plan adopted by the Compensation Committee in 2012 so as to exclude anything other than base salary as the basis for computation of eligible compensation. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Potential Payments upon Termination or Change in Control

We do not provide any compensation or benefits to any of our NEOs solely on account of the occurrence of a change in control of the Company. Each of the award agreements for outstanding RSUs granted to our employees, including our NEOs, contains a provision that causes the unvested RSUs to vest upon the NEO’s death or our termination of the NEO’s employment without cause. The award agreements do not, however, provide for accelerated vesting upon the occurrence of a change in control. In addition, each NEO’s vested account balance under our Supplemental Retirement Plan is distributed upon the NEO’s death or termination of employment for any reason. See “Nonqualified Deferred Compensation (Supplemental Retirement Plan)” on page 29 of this Proxy Statement for a description of our Supplemental Retirement Plan and the value of the account balances thereunder as of December 31, 2014.

Mr. Driscoll

The Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Driscoll, our CEO. The terms of the Employment Agreement are described above in the “Compensation Discussion and Analysis” section of this Proxy Statement under the heading “Driscoll Employment Agreement”.

If during the term of his Employment Agreement, Mr. Driscoll’s employment is terminated as the result of death or Significant Disability (as defined in the Employment Agreement), then, in addition to base salary through the date of termination, the Company will pay Mr. Driscoll (or his designated beneficiary) six months of base salary in one lump sum. If Mr. Driscoll’s employment is terminated without Cause (as defined in the Employment Agreement), or if Mr. Driscoll terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), then the Company will (i) continue to pay Mr. Driscoll’s base salary and provide to

Mr. Driscoll all employment benefits as if his employment had continued until the end of the initial term or then-current renewal term, as applicable, or for one year, whichever is greater, and (ii) pay Mr. Driscoll for each full or partial calendar year remaining in the initial term or the then-current renewal term, as applicable, an amount equal to the amount of the annual cash bonus, if any, paid to Mr. Driscoll for the last completed year before his employment terminated.

The Employment Agreement prohibits Mr. Driscoll from (i) disclosing information that is confidential to the Company at any time during or after the termination of his employment with the Company; (ii) engaging in “competition” with the Company (as defined in the Employment Agreement) while employed by the Company and during the period in which he is receiving severance benefits following a termination without Cause or a resignation with Good Reason or for a period of one year following termination of employment under circumstances where no severance is paid; and (iii) soliciting the Company’s customers, clients, landlords, owners, tenants, and business partners with whom he has had contact while working for the Company, or soliciting or hiring the Company’s employees, sales representatives or agents, during the period in which he is prohibited from engaging in competition with the Company and for a period of six months following the expiration of the initial term or then-current renewal term, as applicable, of Mr. Driscoll’s employment under the Employment Agreement.

Equity Compensation Plans

The following chart presents information regarding Getty’s equity compensation plans, as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)	(c)
Equity Compensation Plans approved by stockholders:
-the Stock Option Plan	5,000		$27.68	0	(1)
-the 2004 Plan	332,525	(2)	$0.00	645,876	(3)
Equity Compensation Plans not approved by stockholders	N/A		N/A	N/A
Total	337,525			645,876

(1)	The term of the Stock Option Plan expired at the end of January 2008. The Compensation Committee cannot grant any more options pursuant to the Stock Option Plan.
(2)	Represents shares underlying outstanding vested and unvested RSUs that are settleable solely in stock.
(3)	The 2004 Plan permits awards of restricted stock, RSUs, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and stock awards.

Director Compensation

The following text and table discuss the compensation paid to each of our non-employee directors for 2014.

For 2014, (i) all Directors received an annual director fee of $30,000, which included attendance at all meetings of our Board of Directors; (ii) Members of our Audit Committee received an annual fee of $12,500, except for the Chairman of the Audit Committee, who received an annual fee of $20,000, which included attendance at all meetings of our Audit Committee; (iii) Members of our Compensation Committee received an annual fee of $5,000, except for the Chairman of the Compensation Committee, who received an annual fee of $7,500, which included attendance at all meetings of our Compensation Committee; and (iv) Members of our Nominating and Corporate Governance Committee received an annual fee of $5,000, except for the Chairman of the Nominating and Corporate Governance Committee, who received an annual fee of $7,500, which included attendance at all meetings of our Nominating and Corporate Governance Committee. In addition, Mr. Safenowitz received a fee of $50,000 for his services as Lead Director. All annual fees payable to Directors are paid in four equal quarterly installments.

Directors are also reimbursed for travel and other expenses related to Company business.

Mr. Liebowitz has served as our Chairman of the Board since 1971 and continues to do so. Mr. Liebowitz retired as an employee of the Company on June 28, 2013. For 2014, Mr. Liebowitz received a fee of $125,000 (paid quarterly) for his services as Chairman of the Board, in addition to the annual director fee of $30,000 paid to all Directors, as noted above. Mr. Driscoll is not separately compensated for his services on the Board; his compensation for services as an employee is discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement above.

Generally, to better align the interests of our Directors with the interests of the Company’s stockholders, the Compensation Committee grants equity based awards under the 2004 Plan to the Company’s directors consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards generally vest over a five year period. RSUs granted before 2009 provide for settlement upon termination of service as a director and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or upon termination of service as a director.

In February 2014, the Compensation Committee approved a grant of 5,000 RSUs to each of the Independent Directors (representing an increase by 1,000 RSUs for each grant made to each Independent Director in 2013). The Compensation Committee’s determination to award RSUs was in order to further align the interests of directors with the Company’s stockholders and also to provide additional value to directors for their contributions to the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation ($)	Total ($)
Leo Liebowitz	155,000	95,850					250,850
Milton Cooper	42,500	95,850					138,350
Philip E. Coviello	60,000	95,850					155,850
Richard E. Montag	47,500	95,850					143,350
Howard B. Safenowitz	105,000	95,850					200,850

(1)

The Company granted 5,000 RSUs to each non-employee director in 2014. The fair value of these RSUs was determined based on the closing market price of Getty’s stock on the date of grant without consideration of the five-year vesting period of the restricted stock award. These RSUs provide for settlement, to the extent vested, upon the earlier of ten years after grant or termination of service from the Board of Directors. At December 31, 2014, Messrs. Cooper, Coviello, Liebowitz and Safenowitz each had 12,600 vested and 12,900 unvested RSUs outstanding of which, in each case, 3,600 RSUs vested during the year ended December 31, 2014. At December 31, 2014, Mr. Montag had 7,600 vested and 12,900 unvested RSUs outstanding of which 3,100 RSUs vested during the year ended December 31, 2014.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for calendar year 2014 were Messrs. Cooper, Coviello, Montag and Safenowitz. There were no Compensation Committee interlocks to report in 2014.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

(Item No. 2 on the Proxy Card)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The Compensation Discussion and Analysis section starts on page 17 of this Proxy Statement. Please read the Compensation Discussion and Analysis section which provides a detailed discussion of our executive compensation program and compensation philosophy, including information about 2014 compensation of our NEOs. This advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee. The outcome of the vote will not require the Company, our Board or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company, our Board or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Getty Realty Corp. approve, on an advisory basis, the named executive officer compensation.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

This report addresses our compliance with rules of the SEC and the listing standards of the NYSE designed to enhance audit committee effectiveness to improve public disclosure about the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies.

Independence/Qualifications

The Board of Directors determined that for the year ended December 31, 2014 each member of the Audit Committee was “independent”, as such term is defined in the listing standards of the NYSE, and that each member who served on the Audit Committee for 2014 is “financially literate”, as such term is defined in the listing standards of the NYSE. The Board also determined that for the year ended December 31, 2014, Messers. Coviello and Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

Sarbanes-Oxley Act Compliance

During the past year, the Audit Committee met regularly with management to assure that the Company’s internal control over financial reporting continued to meet applicable standards under the Sarbanes-Oxley Act and are compliant with the listing standards of the New York Stock Exchange. The Company’s internal controls over financial reporting were reviewed and tested by PricewaterhouseCoopers LLP, our independent auditors. Their report is included in our Annual Report on Form 10-K for the year ended December 31, 2014. At the Audit Committee meeting held February 24, 2015, the Committee reviewed the Company’s internal control over financial reporting with management and PricewaterhouseCoopers LLP, and determined that the Company is in compliance with the requirements applicable to it.

Financial Statements

With regard to our audited financial statements, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP;

(2) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as modified or supplemented;

(3) (a) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and (b) discussed with PricewaterhouseCoopers LLP their independence; and

(4) based upon the review and discussions set forth in paragraphs (1) through (3) above, recommended to Getty’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Prior to filing with the SEC of each of the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2014, the Audit Committee Chairman or another member of the Audit Committee, reviewed with the Company’s management and PricewaterhouseCoopers LLP the Company’s interim financial results to be included in such reports and the matters required to be discussed by SAS 61.

The report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act or under the Exchange Act, except to the extent that Getty specifically incorporates this information by reference, and should not otherwise be deemed filed under such Acts.

Audit Committee:
Philip E. Coviello (Chairman)
Howard B. Safenowitz
Richard E. Montag

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 3 on the Proxy Card)

On February 24, 2015, the Audit Committee appointed the firm of PricewaterhouseCoopers LLP (“PwC”), subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of Getty with respect to our operations for the year ending December 31, 2015 and to perform such other services as may be required. Should PwC be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. As long as a quorum is present, a majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm.

The Audit Committee’s Pre-Approval Policy requires pre-approval of services to be provided by PwC. The policy authorizes the Audit Committee to delegate to one or more of its members, and the Audit Committee has delegated to each of its members, authority to pre-approve non-audit services. Each member is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All (100%) of the non-audit services performed by PwC in 2013 and 2014 were pre-approved by the Audit Committee.

The fees payable to PwC, our independent registered public accounting firm, related to services provided for the years ending December 31, 2013 and 2014 were as follows:

		2013	2014

(a)	Audit Fees(1)	$640,000	$725,000

(b)	Audit-Related Fees (assurance and related services reasonably related to audit or review of financial statements not reported under (a)) (2)	$40,000	$417,000

(c)	Tax Fees (professional services for tax compliance, advice and planning)(3)	$275,000	$420,000

(d)	All Other Fees(4) (not reflected in (a) - (c))	$1,995	$1,955

(1)

Includes the aggregate fees and expenses estimated or billed for professional services rendered by PwC for the integrated audit of the Company’s annual consolidated financial statements for the year and of its internal control over financial reporting as of year-end and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year.

(2)

For 2014, represents fees for professional services rendered by PwC related to the implementation of the 2013 COSO framework for internal controls, Form S-3 filing, and matters related to the Company’s environmental liabilities. Amounts reported in 2014 include $240,000 which was paid by the Company in 2014 for work related to 2013.

(3)

For 2014, represents $248,000 for federal and state tax compliance, $122,000 for private letter ruling filings and for advice and planning. Amounts reported in 2014 include $50,000 paid for tax compliance, advice and planning which was paid by the Company in 2014 for work related to 2013.

(4)	Represents annual subscription fees for the online accounting research tool Comperio.

Representatives of the firm of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the proposals to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Stockholder proposals to be considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must be received by December 4, 2015. Any stockholder proposal or director nomination to be presented at the Annual Meeting that is not intended to be included in our Proxy Statement will be considered untimely if we receive it before February 12, 2016 or after March 13, 2016. Such proposals and nominations also must be made in accordance with our Bylaws. An untimely proposal may be excluded from consideration at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Getty’s officers and directors are required to file reports of ownership and changes in ownership of Getty equity securities with the SEC and the NYSE. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the Forms 3, 4 and 5 filed with the SEC during 2014 and written representations provided by our directors and officers, Getty believes that during 2014 all of our officers and directors complied with the Section 16(a) requirements, except that a Form 3 for Eugene Shnayderman was filed on March 6, 2015 with respect to his becoming a Section 16(a) reporting person on March 1, 2014.

OTHER MATTERS

Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments or postponements thereof, we intend to cast votes pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

Record holders may vote by returning the enclosed proxy by mail or by attending the meeting and voting in person. If your shares are held in “street name”, which means they are held for your benefit in the name of a broker, bank or other intermediary, you will receive instructions from your broker, bank or other intermediary on how you can indicate the votes you wish to cast with respect to your shares. Please be aware that beneficial owners of shares held in “street name” may not vote their shares in person at the meeting unless they first obtain a written authorization to do so from their bank or broker. The proxy may be revoked at any time prior to its exercise. Record holders may revoke their proxy by voting at the meeting or by submitting a later-dated proxy prior to the meeting to the Secretary of the Company at the address on the first page of this Proxy Statement. If your shares are held in “street name”, you must contact your broker for instructions on revoking your proxy. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock that they hold of record. We will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by us.

March 27, 2015
By Order of the Board of Directors,

/S/ JOSHUA DICKER
Joshua Dicker
Senior Vice President, Secretary and General Counsel

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000239139_1 R1.0.0.51160 GETTY REALTY CORP. ATTN: Christopher J. Constant TWO JERICHO PLAZA WING C, STE 110 JERICHO, NY 11753 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 1a. Leo Liebowitz 1b. Milton Cooper 1c. Philip E. Coviello 1d. David B. Driscoll 1e. Richard E. Montag 1f. Howard B. Safenowitz The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY). 3 RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000239139_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . GETTY REALTY CORP. Annual Meeting of Stockholders May 12, 2015 3:30 PM This proxy is solicited by the Board of Directors The undersigned stockholder of Getty Realty Corp. hereby constitutes and appoints DAVID B. DRISCOLL and CHRISTOPHER J. CONSTANT, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on all matters which may properly come before the 2015 Annual Meeting of Stockholders (or if only one shall be present and acting at the meeting then that one), all of the common shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held at the JP Morgan Chase & Co., 277 Park Ave., 17th Floor Conference Center, New York, New York 10172, on May 12, 2015 at 03:30 p.m., and any adjournment or postponement thereof. This proxy will vote as the Board of Directors recommends where a choice is not specified. Continued and to be signed on reverse side